Exhibit 4.3

AKEBIA THERAPEUTICS, INC.

245 First Street, Suite 1100

Cambridge, MA 02142

Telephone: (617) 871-2098

255,000 SHARES OF COMMON STOCK

Inducement Award Program

This Prospectus relates to shares of common stock (“Stock”) that Akebia Therapeutics, Inc. (referred to as the “Company” or “we” in this Prospectus) may issue to our and our affiliates’ key employees, directors, consultants, and advisors under awards granted pursuant to our Inducement Award Program (our “Inducement Award Program”) to provide an inducement material to the recipient’s decision to enter into employment with us (“Inducement Awards”). We are delivering this document to you because you have been granted an Inducement Award pursuant to the Inducement Award Program approved by our board of directors (the “Board”). The details of your Inducement Award, including the number of shares of Stock covered by your award, the exercise price and the vesting terms of your award, and other information relating to your award, are included in your award agreement. Inducement Awards are not granted under our 2014 Incentive Plan (the “Plan”), but are subject to terms and conditions that are the same as the terms and conditions of the Plan, as modified by the Board as described herein. Please read this document, your award agreement and the Plan for a complete understanding of your award. This document contains a summary intended to familiarize you with the terms and conditions of the Inducement Award Program. The summary is qualified by reference to the text of the Plan, a copy of which has been made available to you.

Shares of our Stock are listed on the NASDAQ Global Market under the symbol “AKBA”.

The SEC and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have provided you with this document in accordance with Rule 428(b) and Form S-8 of the rules and regulations of the SEC promulgated under the Securities Act of 1933.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

The date of this Prospectus is March 6, 2017.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares covered by this prospectus by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to anyone to whom it is unlawful to make such offer or solicitation.

DESCRIPTION OF INDUCEMENT AWARD PROGRAM

The following is a summary of the principal terms applicable to Inducement Awards. Inducement Awards are subject to terms and conditions that are the same as the terms and conditions of the Plan, as modified by the Board as described herein. This summary is qualified by reference to the full text of the Plan, a copy of which has been provided to you.

What is the purpose of the Inducement Award Program?

The purpose of the Inducement Award Program is to advance the interests of our stockholders by enhancing our ability to attract and retain persons who are expected to make important contributions to us by providing those persons with equity ownership opportunities that are intended to be an inducement material to such persons’ entering into employment with us.

What is the relationship of the Inducement Award Program to the Plan?

Inducement Awards are not granted under the Plan, and the grant of an Inducement Award and issuance of any shares of Stock under an Inducement Award will not reduce the number of shares of Stock available for issuance under awards pursuant to the Plan. However, Inducement Awards are subject to terms and conditions that are the same as the terms and conditions of the Plan, except for the terms and conditions set forth in the following sections of the Plan and any amendments to such sections: Section 4(a) (to the extent relating to the authorized number of shares under the Plan), Section 4(c) (relating to individual annual award limitations for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)), and all provisions of the Plan relating to (i) awards other than stock options, (ii) awards intended to qualify for the performance-based compensation exception under Section 162(m) of the Code and (iii) awards that are “incentive stock options” within the meaning of Section 422 of the Code, which do not apply to the Inducement Award Program. The Inducement Award Program will be construed and administered in accordance with the terms and conditions of the Plan.

How is the Inducement Award Program administered?

The Board approved our Inducement Award Program and delegated all power and authority to administer the program to the compensation committee of the Board (the “Committee”). The Inducement Award Program is administered by the Committee in accordance with terms and conditions that are the same as the terms and conditions set forth in the Plan, as modified by the Board and the Committee as described under the heading “What is the relationship of the Inducement Award Program to the Plan?” In this Prospectus, we refer to the Committee, or the Committee’s delegates to the extent of such delegation, as the “Administrator”. The composition of the Committee, the relationships of the members of the Committee to the Company and other information about the Committee, all as of the date of this Prospectus, are discussed in our proxy statement filed April 29, 2016 with the SEC and the Form 8-K filed on September 20, 2016 (announcing the resignation of Dr. Anupam Dalal, effective September 16, 2016, who previously served on the Committee).

The Administrator has discretionary authority, subject only to the express provisions of the Plan to which the Inducement Award Program is subject, to interpret the Plan; determine eligibility for and grant awards; determine, modify or waive the terms and conditions of any award; prescribe forms, rules and procedures related to the Inducement Award Program; and otherwise do all things necessary or appropriate to carry out the purposes of the Inducement Award Program. Determinations of the Administrator made under the Inducement Award Program are conclusive and bind all persons.

Who is eligible to participate in the Inducement Award Program?

An Inducement Award may be granted to an individual not previously employed by us or providing services to us as an employee or director or following a bona fide period of non-employment as an inducement material to the individual’s entering (or re-entering, as applicable) into employment with us. Eligibility to receive an Inducement Award will be determined by the Committee.

What types of awards may be offered under the Inducement Award Program?

Stock options are the only type of award that the Board has approved for grant under an Inducement Award. Stock options granted as Inducement Awards are subject to terms and conditions that are the same as the terms and conditions of the Plan, as modified by the Board as described under the heading “What is the relationship of the Inducement Award Program to the Plan?”

Each Inducement Award will be evidenced by an award agreement in such form (written, electronic or otherwise) as have been approved by the Board and the Committee, and may contain terms and conditions in addition to those set forth in the Plan.

For a discussion of the United States federal income tax treatment of stock option awards, please see the section of this prospectus titled “Description of Certain U.S. Federal Income Tax Consequences.”

How many shares can be issued under the Inducement Award Program?

The Board has reserved an aggregate of 255,000 shares of Stock that may be issued under Inducement Awards granted pursuant to our Inducement Award Program. The number of shares of Stock available for issuance under the Inducement Award Program is determined net of shares of Stock underlying any award settled in cash, or any award which terminates or is forfeited prior to the issuance of the stock thereunder. The number of shares of Stock available for issuance under the Inducement Award Program is reduced by any shares withheld from an award to satisfy the tax withholding obligations with respect to such award or in payment of the exercise price of an award requiring exercise. The number of shares of Stock that may be delivered under the Inducement Award Program is subject to adjustment for any stock dividend, stock split or combination of shares, recapitalization or other change in our capital structure as described below. Stock delivered under the Inducement Program may be authorized but unissued Stock or previously issued Stock acquired by the Company.

What is a stock option?

A stock option gives you the right to purchase shares of Stock within a specified period at an exercise price determined by the Administrator, which, in all cases, will be no less than the fair market value of a share of Stock on the grant date. The Administrator may require that you satisfy vesting restrictions before being able to exercise any stock options granted to you. Stock options granted under Inducement Awards will be nonstatutory stock options (“NSOs”), which means they will be stock options that are not intended to be treated as incentive stock options within the meaning of Section 422 of the Code.

When may I exercise a stock option?

The Administrator will determine when your stock option award may be exercised, including the maximum term of the stock option, which, in all cases, will be no longer than 10 years from the date the stock option is granted. Once a stock option becomes exercisable, however, it may cease to be exercisable prior to its scheduled termination date. For example, a termination of employment may result in an earlier termination of the stock option, as may certain corporate transactions involving the Company.

How do I exercise a stock option?

In general, you may exercise a stock option by providing to the Administrator a signed notice of exercise, in a form acceptable to the Administrator which may include an electronic notice and signature, accompanied by the payment of the exercise price required under the stock option award. You must pay the exercise price by cash or check acceptable to the Administrator, by the Administrator holding back a number of shares of Stock having a fair market value equal to the exercise price, or by such other legally permissible means, if any, as may be acceptable to the Administrator.

Does the grant of a stock option give me the rights of a stockholder?

No. In order to have the rights of a stockholder with respect to Stock subject to a stock option, you must actually acquire the shares of Stock by exercising the stock option.

May I transfer my Inducement Award?

In general, no. Except for transfers at death, you may not transfer Inducement Awards unless expressly authorized by the Administrator.

Does the Inducement Award Program impose other conditions on the delivery of Stock?

The Company will not be obligated to deliver any Stock under the Inducement Program or to remove restrictions from Stock previously delivered under the Inducement Award Program until it is satisfied that all legal matters in connection with the issuance and delivery of such Stock have been addressed and resolved, the shares to be delivered have been listed or are authorized to be listed on the stock exchange or national market system on which the Stock is listed, and all conditions of the award have been satisfied or waived. The Company may require, as a condition to exercise of the award, that you make such representations or agreements as appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. The Administrator may require that certificates evidencing Stock issued under the Inducement Award Program (if any) bear an appropriate legend reflecting any applicable restrictions on transfer of such Stock and the Company may hold the certificates pending lapse of any applicable restrictions.

What happens if my employment or other service relationship with the Company or its affiliates terminates?

As a general rule and except as otherwise expressly provided by the Administrator, when your employment or other service relationship terminates, any outstanding vested stock option (or portion thereof) remains exercisable for three months and any unvested stock option (or portion thereof) is automatically terminated and forfeited. However, in the case of a termination of service due to death, any vested options then outstanding will remain exercisable for one year. If your employment or service relationship is terminated by the Company for cause or terminated under circumstances that would have constituted grounds for your employment or service to be terminated for cause, as determined by the Administrator, all stock options (whether or not exercisable) held by you immediately prior to the cessation of your employment or service will immediately terminate upon such cessation of employment or service.

Are there other circumstances in which my award may be terminated, forfeited or rescinded?

Yes, awards granted under the Inducement Award Program are subject to cancellation, rescission, or other limitations and restrictions if at any time you are not in compliance with the terms of your award agreement and the Inducement Award Program or if you breach any agreement with the Company or its affiliates with respect to non-competition, non-solicitation, confidentiality, or invention assignment. The Administrator may also recover any awards and payments or gain in respect of any awards to the extent required under applicable law or stock exchange listing standards or pursuant to any Company clawback or recoupment policy, as in effect from time to time.

What if there is a stock split or similar change affecting the Stock?

In general, in the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum number of shares of Stock that may be issued under the Inducement Award Program, the kind of shares of stock or securities then subject to any outstanding awards or subject to future awards, the exercise price of stock options, and any other award provisions affected by the change. The Administrator may also make adjustments in other circumstances if it determines that the adjustments are appropriate to avoid distortion in the operation of the Inducement Award Program.

What happens to outstanding awards if the Company is involved in a merger or similar corporate transaction?

In the event of a Covered Transaction (as defined below), except as otherwise provided in an award agreement, the Administrator may (but is not required to) take one or more of the following actions:

A. If there is an acquiring or surviving entity, the Administrator may provide for the assumption or continuation of some or all outstanding awards, or any portion of such awards, or for the grant of new awards by the acquiring or surviving entity or one of their affiliates in substitution of some or all outstanding awards, or any portion of such awards.

B. The Administrator may provide for a cash-out payment with respect to some or all awards, or any portion thereof, equal to the excess of the fair market value of one share of Stock times the number of shares of Stock subject to the award, or such portion, over the aggregate exercise or purchase price applicable to the award, or such portion, on such payment terms and other terms and conditions as the Administrator determines. If the exercise price of an award is equal to or greater than the fair market value of one share of Stock, the award may be cancelled for no consideration.

C. The Administrator may provide that any award will become exercisable, in full or in part on a basis that will give the award holder a reasonable opportunity, as determined by the Administrator, to participate in the Covered Transaction as a stockholder.

Except as the Administrator otherwise determines, each award, unless assumed, will terminate automatically upon the consummation of the Covered Transaction. Any shares of Stock and any cash or other property provided under paragraphs B or C above may contain restrictions, as the Administrator deems appropriate, to reflect any performance or other vesting condition to which an award is subject that did not lapse and was not satisfied in connection with the Covered Transaction.

A “Covered Transaction” for purposes of the Inducement Award Program, means (i) a consolidation, merger, or similar transaction or series of related transactions in which the Company is not the surviving corporation or that results in the acquisition of all or substantially all of the Company’s then outstanding Stock by a single person or entity or by a group of persons and/or entities acting together, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

Does the receipt of an award give me any rights to continued employment or service with the Company or any of its affiliates?

No. The receipt of an award under the Inducement Award Program will not give you the right to continued employment or service with the Company or its affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Inducement Award Program. The loss of existing or potential profit in awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation owed to you by the Company or any of its affiliates.

Do special rules apply to awards made to officers, directors, and principal stockholders?

Yes, several special rules apply. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires, subject to very limited exceptions, that changes in the beneficial ownership of shares of Stock by certain officers, directors and principal stockholders be reported on prescribed forms. Persons subject to the reporting requirements of Section 16(a) may also be required to disgorge to the Company any profit attributable to purchases and sales, or sales and purchases, occurring within a six-month period of one another, although important exemptions apply in the case of most equity awards granted under the Inducement Award Program.

Although shares of Stock acquired under the Inducement Award Program generally may be resold without any waiting period, “affiliates” of the Company (certain officers, directors and principal stockholders) may be subject to limitation as to the number of shares of Stock they may sell in any period and the manner of sale of such shares, and may have a reporting obligation.

The delivery of shares of Stock in connection with awards made under the Inducement Award Program and the subsequent sale of such shares will be subject to any policies established by the Company regarding the timing or permissibility of transactions involving Stock, including, as applicable, any insider trading policy as in effect from time to time.

May the Inducement Award Program be amended or terminated?

Yes. In general, the Administrator may amend the Inducement Award Program or an Inducement Award at any time. However, except as expressly provided in the Plan (to the extent applicable to the Inducement Program), the Administrator may not alter the terms of your Inducement Award in a manner that would affect materially and adversely your rights under the award without your consent. The Administrator may terminate the Plan as to future grants of awards at any time.

What are the other terms and conditions of my award?

All awards under the Inducement Award Program are subject to the terms and conditions of your award agreement, which may not be discussed in this Prospectus, as well as such terms and conditions as the Administrator may determine from time to time in accordance with the terms of the Inducement Award Program.

DESCRIPTION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

Nonstatutory Stock Options

In general, the grant of a stock option does not itself result in taxable income. Taxable income also does not result merely because a stock option vests and becomes exercisable. However, a participant may have taxable income upon the exercise of a stock option and may have further tax consequences upon the disposition of any shares purchased upon exercise.

At the time a participant exercises an NSO, the participant will realize ordinary income equal to the excess, if any, of the fair market value of the shares purchased over the exercise price. This excess is sometimes referred to as the “spread”.

Any subsequent sale of shares purchased upon the exercise of an NSO may result in a capital gain or loss. When a participant sells shares at a loss, the participant generally is entitled to claim a loss for tax purposes, although the tax rules do not allow a loss on so-called wash sales and sales to certain related parties – for example, certain family members. The amount of gain or loss recognized on any sale of shares will depend on the participant’s tax basis in the shares. Where the stock option exercise price is paid entirely in cash, the participant’s tax basis is the amount of cash paid plus any additional ordinary income realized upon the exercise of the stock option. Whether such capital gain or loss is short-term or long-term, assuming a payment of the exercise price in cash, will be determined based on how long the participant holds the shares following exercise of the stock option.

Withholding

By the date that amounts received under an award becomes includible in income for federal income tax purposes, the participant must pay to the Company or make other arrangements satisfactory to the Administrator for the payment of all taxes required to be withheld by the Company. The Administrator may, but need not, hold back shares from an award under the Inducement Award Program or permit a participant to tender previously acquired shares in satisfaction of tax withholding requirements. If an award is made to a participant in connection with employment, any ordinary compensation income resulting from transfers of cash or shares under the award will generally be subject to tax withholding.

Each participant is required to enter into and abide by such agreements, plans or programs as the Company may require to effectuate any required withholding (including, without limitation, any agreement, plan or program that facilitates the ability of a participant to satisfy his or her withholding obligations by payment to the Company of cash proceeds from the sale of previously acquired shares of Stock), and must otherwise fully cooperate with the Company in satisfying his or her withholding obligations.

Company Deductions

In general, a deduction will be available to the Company for the ordinary compensation income realized by a participant upon exercise of an Inducement Award. The deduction will be available in the same year as the year in which the participant realizes the income for income tax purposes.

Section 409A

Section 409A of the Code prescribes rules relating to the tax treatment of nonqualified deferred compensation plans, which could include awards under the Inducement Award Program. Awards that are subject to but fail to comply with Section 409A may result in an acceleration of the timing of income inclusion in respect of such awards for income tax purposes plus an additional 20% federal income tax (and, in some cases, an additional tax in the nature of interest). Inducement Awards under the Inducement Award Program are intended to be exempt from the requirements of Section 409A. However, none of the Company, its subsidiaries, the Administrator or any person acting on their behalves will be liable to any person for any adverse tax consequences resulting from an award’s failure to comply with Section 409A.

Parachute Payments

The Code also imposes an additional 20% tax on, and denies a deduction for, certain payments in the nature of compensation that are made in connection with a change in control (“change in control payments”). These tax consequences, where applicable, apply to change in control payments that exceed an individual’s “base amount” – generally, the average annual taxable compensation of the individual determined over the preceding five years. They do not apply where an individual’s total change in control payments are less than three times his or her base amount. The vesting of Inducement Awards, to the extent contingent, or presumed under applicable Code rules to be contingent, upon a change in control of the Company, may be required to be taken into account as a change in control payment.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 800-SEC-0330 for further information on the public reference room.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and the information that we file later with the SEC will automatically update and supersede this information. Our registration statement on Form S-8 with respect to shares of our Stock deliverable under the Inducement Award Program incorporates some documents we filed with the SEC by reference. We incorporate those documents by reference in this Prospectus as well. In addition, all documents filed by us under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Prospectus are deemed incorporated in this Prospectus from the date of their filing.

You may obtain, without charge, copies of documents incorporated by reference in this document by requesting them in writing or by telephone from:

Nicole R. Hadas

Senior Vice President and General Counsel

Akebia Therapeutics, Inc.

245 First Street, Suite 1100

Cambridge, MA 02142

617-871-2098

No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus relates solely to the obligations issuable under the Inducement Award Program, and it may not be used or relied on in connection with any other offer or sale of securities of the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation in any state in which, or to any person to whom, it is unlawful to make such offer or solicitation.